Exhibit 10.1
LOAN AGREEMENT
Dated as of August 31, 2007
Between
COUSINS PROPERTIES INCORPORATED, a Georgia corporation
as Borrower
and
JPMORGAN CHASE BANK, N.A., a banking association
chartered under the laws of the United States of America
as Lender
FIXED RATE SINGLE PROPERTY LOAN

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Section 1.1 Definitions	1
Section 1.2 Principles of Construction	19
II. GENERAL TERMS	19
Section 2.1 Loan Commitment; Disbursement to Borrower	19
2.1.1 Agreement to Lend and Borrow	19
2.1.2 Single Disbursement to Borrower	19
2.1.3 The Note, Security Instrument and Loan Documents	19
2.1.4 Use of Proceeds	19
Section 2.2 Interest Rate	20
2.2.1 Interest Rate	20
2.2.2 Interest Calculation	20
2.2.3 Default Rate	20
2.2.4 Usury Savings	20
Section 2.3 Loan Payment	20
2.3.1 Debt Service Payments	20
2.3.2 Payments Generally	20
2.3.3 Payment on Maturity Date	21
2.3.4 Late Payment Charge	21
2.3.5 Method and Place of Payment	21
Section 2.4 Prepayments	21
2.4.1 Voluntary Prepayments	21
2.4.2 Mandatory Prepayments	21
2.4.3 Prepayments After Default	22
Section 2.5 Yield Maintenance	22
2.5.1 [Intentionally Omitted]	23
Section 2.6 Release on Payment in Full	23
Section 2.7 Cash Management	23
III. CONDITIONS PRECEDENT	23
Section 3.1 Conditions Precedent to Closing	23
3.1.1 Representations and Warranties; Compliance with Conditions	23
3.1.2 Loan Agreement and Note	23
3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases	23

3.1.4 Related Documents	25
3.1.5 Delivery of Organizational Documents	25
3.1.6 Opinions of Borrower’s Counsel	25
3.1.7 Budgets	25
3.1.8 Basic Carrying Costs	25
3.1.9 Completion of Proceedings	25
3.1.10 Payments	25
3.1.11 Tenant Estoppels	25
3.1.12 Transaction Costs	25
3.1.13 Material Adverse Change	26
3.1.14 Leases and Rent Roll	26
3.1.15 Subordination and Attornment	26
3.1.16 Tax Lot	26
3.1.17 Physical Condition Reports	26
3.1.18 Management Agreement	26
3.1.19 Appraisal	26
3.1.20 Financial Statements	26
3.1.21 Further Documents	26
IV. REPRESENTATIONS AND WARRANTIES	26
Section 4.1 Borrower Representations	26
4.1.1 Organization	26
4.1.2 Proceedings	27
4.1.3 No Conflicts	27
4.1.4 Litigation	27
4.1.5 Agreements	27
4.1.6 Title	28
4.1.7 Solvency	28
4.1.8 Full and Accurate Disclosure	28
4.1.9 No Plan Assets	29
4.1.10 Compliance	29
4.1.11 Financial Information	29
4.1.12 Condemnation	29
4.1.13 Federal Reserve Regulations	29

4.1.14 Utilities and Public Access	30
4.1.15 Not a Foreign Person	30
4.1.16 Separate Lots	30
4.1.17 Assessments	30
4.1.18 Enforceability	30
4.1.19 No Prior Assignment	30
4.1.20 Insurance	30
4.1.21 Use of Property	30
4.1.22 Certificate of Occupancy; Licenses	31
4.1.23 Flood Zone	31
4.1.24 Physical Condition	31
4.1.25 Boundaries	31
4.1.26 Leases	31
4.1.27 Survey	32
4.1.28 Principal Place of Business; State of Organization	32
4.1.29 Filing and Recording Taxes	32
4.1.30 Special Purpose Entity/Separateness	32
4.1.31 Management Agreement	33
4.1.32 Illegal Activity	33
4.1.33 No Change in Facts or Circumstances; Disclosure	33
4.1.34 Investment Company Act	33
4.1.35 Embargoed Person	33
4.1.36 Taxpayer Identification Number	34
4.1.37 OFAC	34
4.1.38 Cash Management Accounts	34
Section 4.2 Survival of Representations	34
V. BORROWER COVENANTS	34
Section 5.1 Affirmative Covenants	34
5.1.1 Existence; Compliance with Legal Requirements	35
5.1.2 Taxes and Other Charges	35
5.1.3 Litigation	36
5.1.4 Access to Property	36
5.1.5 Notice of Default	36

5.1.6 Cooperate in Legal Proceedings	36
5.1.7 Perform Loan Documents	37
5.1.8 Award and Insurance Benefits	37
5.1.9 Further Assurances	37
5.1.10 Supplemental Security Instrument Affidavits	37
5.1.11 Financial Reporting	37
5.1.12 Business and Operations	41
5.1.13 Title to the Property	41
5.1.14 Costs of Enforcement	41
5.1.15 Estoppel Statement	41
5.1.16 Loan Proceeds	42
5.1.17 Performance by Borrower	42
5.1.18 Confirmation of Representations	42
5.1.19 No Joint Assessment	42
5.1.20 Leasing Matters	42
5.1.21 Alterations	43
5.1.22 Management of Property	44
Section 5.2 Negative Covenants	44
5.2.1 Operation of Property	44
5.2.2 Liens	45
5.2.3 Dissolution	45
5.2.4 Change in Business	45
5.2.5 Debt Cancellation	45
5.2.6 Zoning	45
5.2.7 Intentionally Omitted	46
5.2.8 Principal Place of Business and Organization	46
5.2.9 ERISA	46
5.2.10 Transfers	46
5.2.11 Ground Lease Provisions	49
VI. INSURANCE; CASUALTY; CONDEMNATION	51
Section 6.1 Insurance	51
Section 6.2 Casualty	55
Section 6.3 Condemnation	55

Section 6.4 Restoration	56
VII. RESERVE FUNDS	60
Section 7.1 Required Repair Funds	60
7.1.1 Deposits of Required Repair Funds	60
7.1.2 Release of Required Repair Funds	60
Section 7.2 Tax and Insurance Escrow Fund; Waiver	61
7.2.1 Tax and Insurance Escrow	61
7.2.2 Waiver of Deposit for Insurance Premiums	62
Section 7.3 Replacements and Replacement Reserve	62
7.3.1 Deposits to Replacement Reserve Fund	62
7.3.2 Disbursements of Replacement Reserve Funds	63
7.3.3 Insufficiency of Replacement Reserve Funds	63
Section 7.4 Rollover Reserve	63
7.4.1 Deposits to Rollover Reserve Fund	63
7.4.2 Withdrawal of Rollover Reserve Funds	63
Section 7.5 Reserve Funds, Generally	64
Section 7.6 2009 Rollover Fund	65
7.6.1 Deposits to 2009 Rollover Reserve Fund	65
7.6.2 Withdrawal of 2009 Rollover Reserve Funds	65
7.6.3 Releases of 2009 Rollover Reserve Funds	65
VIII. DEFAULTS	66
Section 8.1 Event of Default	66
Section 8.2 Remedies	68
Section 8.3 Remedies Cumulative; Waivers	69
IX. SPECIAL PROVISIONS	69
Section 9.1 Sale of Notes and Securitization	69
Section 9.2 Securitization Indemnification	71
Section 9.3 Intentionally Omitted	73
Section 9.4 Exculpation	73
Section 9.5 Matters Concerning Manager	75
Section 9.6 Servicer	75
X. MISCELLANEOUS	75
Section 10.1 Survival	75

SCHEDULES
Schedule I — Rent Roll
Schedule II — Required Repairs – Deadlines for Completion
Schedule III — Organizational Structure

LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of August 31, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having its principal place of business at 270 Park Avenue, New York, New York 10017 (“Lender”) and COUSINS PROPERTIES INCORPORATED, a Georgia corporation, having its principal place of business at 191 Peachtree Street, NE, Suite 3600, Atlanta, Georgia 30303 (“Borrower”).
W I T N E S S E T H:
     WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
     NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
     I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
     “2009 Leases” shall mean the following Leases:
(i)	Lease with Sapient for 32,628 square feet;

(ii)	Lease with Sapient for 25,061 square feet;

(iii)	Lease with AT&T for 137,381 square feet;

(iv)	Lease with AT&T for 1,512 square feet;

(v)	Lease with Events Atlanta for 506 square feet; and

(vi)	Lease with Greater Schools Atlanta for 3,064 square feet.
     “2009 Rollover Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.
     “Acceptable Accounting Firm” means (a) any “Big Four” accounting firm or (b) any other independent certified public accountant acceptable to Lender.

     “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
     “Affiliated Manager” shall mean any Manager in which Borrower or Principal has, directly or indirectly, any legal, beneficial or economic interest.
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Annex” shall have the meaning set forth in the definition of “Prohibited Person” below.
     “Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.
     “Applicable Interest Rate” shall mean a rate of 6.4515% per annum.
     “Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
     “Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s.
     “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of the Property.
     “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
     “Basic Carrying Costs” shall mean, for any period, the sum of the following costs associated with the Property for such period: (a) Taxes and (b) Insurance Premiums.
     “Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
     “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
     “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Casualty” shall have the meaning set forth in Section 6.2 hereof.
     “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
     “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
     “Clearing Account” shall have the meaning set forth in the Cash Management Agreement.
     “Closing Date” shall mean the date of the funding of the Loan.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Collateral” shall mean the Property, the Accounts, the Reserve Funds, the Personal Property, the Rents, the Account Collateral, and all other real or personal property of Borrower or any guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, this Agreement or any other Loan Document.

     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
     “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.
     “Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.
     “CPI Index” shall have the meaning set forth in Section 6.1(a)(x) hereof.
     “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument and the other Loan Documents.
     “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.
     “Debt Service Coverage Ratio” shall mean a ratio as calculated by Lender for the applicable period in which:
(a)	the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b)	the denominator is the aggregate amount of principal and interest due and payable on the Note (assuming a thirty (30) year amortization schedule, unless otherwise provided herein) and any other notes secured by the Property or by direct or indirect pledges of equity in the Borrower for such period.
     “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
     “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) the greater of (i) five percent (5%) above the Applicable Interest

Rate or (ii) five percent (5%) above the Prime Rate in effect at the time of the occurrence of the related Event of Default.
     “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.
     “Discount Rate” shall have the meaning set forth in Section 2.5 hereof.
     “Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
     “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
     “Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.
     “Expense Deposit” shall have the meaning set forth in Section 10.23(a)(x) hereof.
     “Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.
     “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
     “Fitch” shall mean Fitch, Inc.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
     “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
     “Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature but excluding Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and any disbursements to the Borrower from the Reserve Funds.
     “Ground Lease” shall have the meaning set forth in the Security Instrument.
     “Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
     “Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
     “Indemnified Persons” shall have the meaning set forth in Section 9.2(b) hereof.
     “Indemnifying Person” shall mean each of Borrower and Principal.
     “Independent Director” or “Independent Manager” shall mean a natural person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of the Principal, the Borrower or any Affiliate of either of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Principal, the Borrower or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other person.
     “Initial 2009 Rollover Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.
     “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Troutman Sanders LLP in connection with the Loan.
     “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
     “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Intercompany Transfer” shall mean a transfer of direct or indirect ownership interests in a Restricted Party among the holders thereof or to an Affiliate of the Traded Entity.
     “JPM” shall mean JPMorgan Chase Bank, N.A., a banking association chartered under the laws of the United States of America.

     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
     “Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
     “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit with respect to which Borrower has no reimbursement obligations, as the same may be replaced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least thirty (30) days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.
     “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
     “Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
     “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

     “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan.
     “Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and any other indebtedness secured by a pledge of direct or indirect interests in the Borrower and the denominator is equal to the appraised value of the Property as determined pursuant to an appraisal obtained by Lender at Borrower’s expense and issued by an appraiser selected by Lender with Borrower’s reasonable approval.
     “Lockout Date” shall have the meaning set forth in Section 2.5 hereof.
     “Major Lease” means any Lease covering 12,500 or more rentable square feet of the Property including any expansion options. Lender may, in Lender’s sole discretion, aggregate any and all Leases to Affiliates to determine whether such Leases should be treated as a Major Lease.
     “Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property or, if the context requires, the Replacement Management Agreement.
     “Manager” shall mean Cousins Properties Incorporated, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.
     “Maturity Date” shall mean September 1, 2017, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Mezzanine Borrower” shall have the meaning set forth in Section 10.23(a) hereof.
     “Mezzanine Lender” shall have the meaning set forth in Subsection 10.23(a)(ii) hereof.
     “Mezzanine Loan” shall have the meaning set forth in Section 10.23(a) hereof.

     “Mezzanine Loan Criteria” shall have the meaning set forth in Section 10.23(a).
     “Mezzanine Loan Documents” shall have the meaning set forth in Subsection 10.23(a)(i) hereof.
     “Monthly Debt Service Payment Amount” shall mean a payment of interest only on the outstanding principal balance of the Note from the date hereof up to and including August 31, 2007, and a payment of interest only on the first day of October, 2007 and on the first day of each calendar month thereafter up to and including the first day of September, 2011, and thereafter, a constant monthly payment of $855,279.24 on the first day of October, 2011 and on the first day of each calendar month thereafter, up to and including the first day of August, 2017.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
     “Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.
     “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
     “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
     “Note” shall mean that certain Promissory Note of even date herewith in the principal amount of One Hundred Thirty-Six Million and No/100 Dollars ($136,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split or otherwise modified from time to time.
     “OFAC” shall have the meaning set forth in Section 4.1.37 hereof.
     “Officer’s Certificate” shall mean a certificate delivered to Lender from Borrower which is signed on behalf of Borrower by an authorized senior officer of the general partner or managing member of Borrower, as applicable.
     “Open Date” shall have the meaning set forth in Section 2.4.1 hereof.
     “Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Reserve Funds and any other reserves required under the Loan Documents.
     “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Patriot Act” shall mean the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001.
     “Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan commencing on the first day of the second month after the month in which the Closing Date occurs (unless the Closing Date is the first (1st) day of the month, in which case the first Payment Date shall be the first day of the first month after the month in which the Closing Date occurs) or, if such day is not a Business Day, the immediately following Business Day.
     “Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) the Leases, (c) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (d) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Personal Property” shall have the meaning set forth in the granting clauses of the Security Instrument.
     “Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.
     “PML” shall have the meaning set forth in Section 6.1 hereof.
     “Policies” shall have the meaning specified in Section 6.1(b) hereof.
     “Prepayment Date” shall have the meaning specified in Section 2.5 hereof.
     “Prescribed Laws” shall mean, collectively, (a) the Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or

Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
     “Prime Rate” shall mean the prime rate reported in the Money Rates section of The Wall Street Journal. In the event that The Wall Street Journal should cease or temporarily interrupt publication, the term “Prime Rate” shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing and general circulation chosen by Lender. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available and verifiable to Borrower but is beyond Lender’s control.
     “Principal” shall mean the Special Purpose Entity corporation or Single Member LLC which is the (a) managing member of the Borrower in the event that the Borrower is a limited liability company (other than a Single Member LLC), or (b) a general partner of the Borrower in the event that the Borrower is a limited partnership.
     “Prohibited Person” shall mean any Person:
     (a) a “blocked” person listed in the Annex, or otherwise subject to the provisions of, the Executive Order Nos. 12947, 13099 and 13224 on Terrorist Financing, effective September 24, 2001, and all modifications thereto or thereof, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Annex”);
     (b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed to the Annex, or is otherwise subject to the provisions of, the Annex;
     (c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Annex;
     (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Annex;
     (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; or
     (f) who is an Affiliate of or Affiliated with a Person listed above.
     “Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Security Instrument and referred to therein as the “Property”.

     “Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Principal and/or Manager (but specifically excluding any independent, unrelated third-party reports).
     “Qualified Manager” shall mean either (a) Manager, (b) Cousins Real Estate Corporation or Cousins Properties Services LP, so long as such entity is Controlled by the Traded Entity or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.
     “Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.
     “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
     “Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.
     “Related Parties” shall have the meaning set forth in the definition of Special Purpose Entity.
     “Related Party” shall have the meaning set forth in the definition of Special Purpose Entity.
     “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.
     “REMIC” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.
     “REMIC Trust” shall mean a REMIC that holds the Note.
     “Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower (or Borrower’s agents or employees on its behalf) from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

     “Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.
     “Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
     “Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.
     “Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
     “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Required Repair Fund, the 2009 Rollover Reserve Fund and any other reserve or escrow fund established pursuant to the Loan Documents.
     “Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
     “Restricted Party” shall mean, collectively (a) Borrower, any Principal, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of Borrower, any Principal, any Affiliated Manager or any non-member manager. Notwithstanding the foregoing, “Restricted Party” shall not include the shareholders of Cousins Properties Incorporated.
     “Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
     “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest, whether direct or indirect.

     “Securities” shall have the meaning set forth in Section 9.1 hereof.
     “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
     “Securitization” shall have the meaning set forth in Section 9.1 hereof.
     “Security Instrument” shall mean that certain first priority Deed to Secure Debt and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Servicer” shall have the meaning set forth in Section 9.6 hereof.
     “Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
     “Severed Loan Documents” shall have the meaning set forth in Section 8.2(b) hereof.
     “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
     “Single Member LLC” shall have the meaning set forth in clause (h) of the definition of “Special Purpose Entity.”
     “Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times since the date of its formation and at all times from and after the date hereof:
     (a) has a business purpose that consists solely of (i) in the case of the Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into or assuming indebtedness secured by the Property and in connection therewith, entering into the Security Instrument and the other Loan Documents, refinancing the Property in connection with any permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) in the case of the Principal, acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property, and engaging in such other lawful activities as are incidental to the foregoing, including the management of the Property;
     (b) has not and shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) obligations secured by the Security Instrument, and (ii) unsecured trade and operational debt (not including real estate taxes, tenant allowances and security deposit refunds) incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is due no more than sixty (60) days past the date incurred and provided in any event the outstanding principal balance of such debt shall not exceed at any one time three percent (3%) of the outstanding obligations secured by the Security Instrument;

     (c) has not and shall not seek the dissolution or winding up, in whole or in part, of itself or the Borrower;
     (d) has not and shall not merge into or consolidate with any Person or dissolve, terminate or liquidate, in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
     (e) has not and shall not file a voluntary petition or otherwise initiate proceedings to have itself or the Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against itself or the Borrower or file a petition seeking or consenting to reorganization or relief of itself or the Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to itself or the Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of itself or the Borrower or of all or any substantial part of the properties and assets of itself or the Borrower, or make any general assignment for the benefit of creditors of itself or the Borrower, or admit in writing the inability of itself or the Borrower to pay its debts generally as they become due or declare or effect a moratorium on its or the Borrower’s debt or take any action in furtherance of any such action;
     (f) does not have any property not owned by such Special Purpose Entity as an entity and, insofar as permitted by applicable law, no member shall have any ownership interest in any property of such Special Purpose Entity in its individual name or right, and each member’s interest in such Special Purpose Entity shall be personal property for all purposes;
     (g) has not and shall not acquire or own any material asset other than (i) in the case of the Borrower, the Property and such incidental personal property as may be necessary for the operation of the Property or (ii) in the case of the Principal, its ownership interest in the Borrower;
     (h) has not and shall not fail to preserve its existence as an entity duly organized and validly existing under the laws of the jurisdiction of its organization or formation;
     (i) has not and shall not amend, modify, terminate or fail to comply with the provisions of its organizational documents relating to special purpose entity requirements without the prior written consent of the Lender, or fail to observe in all material respects all other terms and provisions contained in its organizational documents;
     (j) has not and shall not own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the consent of the Lender;
     (k) has not and shall not commingle its assets with the assets of any of its principal(s), affiliates, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in such Special Purpose Entity permitted by the Security Instrument, this Agreement or any other Loan Document;
     (l) has not and shall not pay its debts and liabilities except solely from its own assets;

     (m) except if such Special Purpose Entity is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, has not and shall not fail to maintain its records, books of account and bank accounts separate and apart from those of the members, principals and affiliates of such Special Purpose Entity, the affiliates of any member of such Special Purpose Entity and any other Person, or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit, or if such financial statements are consolidated fail to cause such consolidated financial statements to disclose that the Property is actually owned by a special purpose entity whose assets are available first and foremost to satisfy creditors of the special purpose entity;
     (n) has not and shall not enter into any contract or agreement with any partner, member, principal or affiliate of such Special Purpose Entity or any guarantor of all or a portion of the obligations secured by the Security Instrument or any member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, principal or affiliate of such Special Purpose Entity, as the case may be, any guarantor, or any partner, member, principal or affiliate thereof;
     (o) has not and shall not fail to correct any known misunderstanding regarding the separate identity of such Special Purpose Entity;
     (p) has not and shall not hold itself out to be responsible or pledge its assets or creditworthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or creditworthiness for the debts of such Special Purpose Entity (except for any guarantor or indemnitor of the obligations under this Agreement or any other Loan Document);
     (q) has not and shall not make any loans or advances to any third party, including any partner, member, principal or affiliate of such Special Purpose Entity, or any partner, member, principal or affiliate thereof;
     (r) has not and shall not fail to file its own tax returns, except to the extent that it is permitted to file consolidated tax returns by law, or to use separate contracts, purchase orders, stationery, invoices and checks;
     (s) has not and shall not fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name (except for services rendered under a business management services agreement that complies with the requirements of the Security Instrument and this Agreement) in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that such Special Purpose Entity is responsible for the debts of any third party (including any partner, member, principal or affiliate of such Special Purpose Entity or any partner, member, principal or affiliate thereof);
     (t) has not and shall not fail to allocate fairly and reasonably among such Special Purpose Entity and any third party (including, without limitation, any guarantor or indemnitor of the obligations under any loan document related to the Security Instrument and this Agreement) any overhead for employees, shared office space or other overhead and administrative expenses;
     (u) has not and shall not allow any other Person to pay the salaries of such Special Purpose Entity’s own employees or fail to maintain a sufficient number of employees for its contemplated business operations if any employees are determined to be necessary;
     (v) has not and shall not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent there is sufficient cash flow from the Property to do so;
     (w) except for tax purposes, has not and shall not hold itself out as a department or division of (i) any principal, member or affiliate of such Special Purpose Entity, (ii) any affiliate of a principal, member or affiliate of such Special Purpose Entity, or (iii) any other person or entity or allow any Person to identify such Special Purpose Entity as a department or division of that Person; or
     (x) has not and shall not conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of such Special Purpose Entity or the creditors of any other Person.
     (y) has not and shall not allow the bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a member or partner to cause the termination or dissolution of such Special Purpose Entity and the business of such Special Purpose Entity shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such member or partner shall have all the rights of such member or partner for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of such Special Purpose Entity interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent member.
     (z) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;
     (aa) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless the Independent Directors shall have participated in such vote;
     (bb) if such entity is a limited liability company other than a Single Member LLC, has at least one member that is a Special Purpose Entity that is a corporation that has at least two Independent Directors and that owns at least one-half of one percent (.5%) of the equity of the limited liability company;

     (cc) if such entity is a limited liability company that does not have at least one member that is a Special Purpose Entity (a “Single Member LLC”), such entity (i) is organized in the State of Delaware, (ii) has at least two Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless the Independent Managers shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity immediately upon the withdrawal or dissolution of the last remaining member;
     (dd) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, that require the consent of all its members including its Managing Member (ii) a limited partnership, has a limited partnership agreement that requires the consent of its general partner, or (iii) a corporation, has a certificate of incorporation or articles that require the consent of all its directors, including its Independent Directors, in each case, to: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (D) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest; and
     (ee) has observed and will observe in all material respects, all partnership, corporate or limited liability company formalities, as applicable.
     “State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
     “Survey” shall mean a survey of the Property prepared pursuant to the requirements contained in Section 4.1.27 hereof.
     “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
     “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.
     “Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
     “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Security Instrument.
     “Traded Entity” shall have the meaning set forth in Section 5.2.10(d) hereof.
     “Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

     “Treasury Rate” shall have the meaning set forth in Section 2.5 hereof.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which the Property is located.
     “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
     “Yield Maintenance Premium” shall have the meaning set forth in Section 2.5 hereof.
     Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
     II. GENERAL TERMS
     Section 2.1 Loan Commitment; Disbursement to Borrower.
     2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
     2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
     2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.
     2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property and/or repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower, for Borrower’s use and distribution.

     Section 2.2 Interest Rate.
     2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate, unless the Default Rate shall then be in effect.
     2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.
     2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
     2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     Section 2.3 Loan Payment.
     2.3.1 Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date through and including the last day of the month in which the Closing Date occurs (unless the Closing Date is the first (1st) day of the month, in which case no such interest only payment shall be due), and (b) on each Payment Date thereafter up to and excluding the Maturity Date, Borrower shall make a payment to Lender in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance, if any, to principal.
     2.3.2 Payments Generally. The first interest accrual period hereunder shall commence on and include the Closing Date and end on the last day of the month in which the

Closing Date occurs. Each interest accrual period thereafter shall commence on the first (1st) day of each calendar month during the term of the Loan and shall end on and include the last day of such calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately following Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
     2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
     2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not received by Lender within five (5) days after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.
     2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
     Section 2.4 Prepayments.
     2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. On the Payment Date three (3) months prior to the Maturity Date (the “Open Date”), or on any Business Day thereafter, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium, provided that if any such prepayment is not made on a Payment Date such prepayment shall include all interest which would have accrued on the Loan through the Payment Date next following the date of such prepayment.
     2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Other than following an Event of Default, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.
     2.4.3 Prepayments After Default. If following an Event of Default, prepayment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, (x) if such payment is prior to or on the Lockout Date, an amount equal to the greater of (i) two percent (2%) of the outstanding principal balance of the Loan to be prepaid or satisfied, and (ii) the Yield Maintenance Premium that would be required if Borrower had chosen to prepay the Loan pursuant to Section 2.5 below, or (y) if such payment is after the Lockout Date, the Yield Maintenance Premium that would be required if Borrower had chosen to prepay the Loan pursuant to Section 2.5 below.
     Section 2.5 Yield Maintenance
     The principal balance of the Note may not be prepaid in whole or in part (except with respect to the application of casualty or condemnation proceeds or as set forth in Section 5.3 of the Security Instrument) prior to September 30, 2011 (the “Lockout Date”). On the scheduled Payment Date in October, 2011 or at any time thereafter, provided no Event of Default exists, the principal balance of the Note may be prepaid, in whole (or in part, provided that if the Loan is prepaid in part, such prepayment shall be in an amount not less than $5,000,000.00, shall occur no more than two (2) times during the term of the Loan and shall comply in all respects with REMIC laws) (except with respect to the application of casualty or condemnation proceeds or as set forth in Section 5.3 of the Security Instrument), on any scheduled payment date under this Note upon not less than thirty (30) days prior written notice to Lender (which notice may be revoked by Borrower, not more than twice during the term hereof, not later than fifteen (15) days prior to the date specified for prepayment in such notice so long as Borrower reimburses Lender for any actual costs and expenses incurred prior to such revocation as a result of such notice [but excluding any breakage costs]) specifying the scheduled payment date on which prepayment is to be made (the "Prepayment Date”) and upon payment of (i) interest accrued and unpaid on the principal balance of the Note to and including the Prepayment Date, (ii) all other sums then due under the Note and the other Loan Documents, and (iii) a prepayment consideration in an amount equal to the greater of (A) one percent (1%) of the principal amount of the Note to be prepaid, or (B) (x) the present value as of the Prepayment Date of the remaining scheduled payments of principal and interest on the principal amount of the Note to be prepaid from the Prepayment Date through the Open Date (including any balloon payment) determined by discounting such payments at the Discount Rate (as hereinafter defined), less (y) the amount of principal being prepaid (the “Yield Maintenance Premium”). The term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Treasury Rate (as hereinafter defined), when compounded semi-annually. The term “Treasury Rate” means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected

Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.) Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. If any such notice of prepayment is given, the principal balance of the Note or the applicable portion thereof and the other sums required under this paragraph shall be due and payable on the Prepayment Date unless Borrower’s notice is revoked as set forth herein. Lender shall not be obligated to accept any prepayment of the principal balance of the Note unless it is accompanied by the prepayment consideration due in connection therewith.
     2.5.1 [Intentionally Omitted].
     Section 2.6 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement (other than reimbursement, indemnity or similar obligations that survive the repayment of the Loan for which no claim has been made), release the Lien of the Security Instrument.
     Section 2.7 Cash Management. Rents shall be deposited and applied pursuant to the Cash Management Agreement.
     III. CONDITIONS PRECEDENT
     Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:
     3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
     3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.
     3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.
     (a) Security Instrument, Assignment of Leases. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Security Instrument and the Assignment of Leases and evidence that counterparts of the Security Instrument and Assignment of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the

Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.
     (b) Title Insurance. Lender shall have received Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Security Instrument creates a valid lien on the Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable to subsequent holders of the Loan. Lender also shall have received evidence that all premiums in respect of the Title Insurance Policy have been paid.
     (c) Survey. Lender shall have received a current Survey for the Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA and the National Society of Professional Surveyors in 2005. Each such Survey shall reflect the same legal description contained in the Title Insurance Policy and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance acceptable to Lender.
     (d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.
     (e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of the Property, in each case satisfactory in form and substance to Lender.
     (f) Zoning. Lender shall have received an ALTA 3.1 zoning endorsement for the Title Insurance Policy.
     (g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the Security Instrument on the Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

     3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.
     3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.
     3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel in their sole discretion.
     3.1.7 Budgets. Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.
     3.1.8 Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.
     3.1.9 Completion of Proceedings. All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.
     3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.
     3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in form and substance reasonably satisfactory to Lender, from (i) tenants [including those described in (a) and (b) below] paying base rent in an aggregate amount equal to or exceeding eighty-five percent (85%) of the Gross Income from Operations from the Property, and (ii) (a) each tenant identified by Lender as an “anchor tenant” of the Property, and (b) each tenant paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations from the Property occupied by such tenant.
     3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical

Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.
     3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
     3.1.14 Leases and Rent Roll. Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.
     3.1.15 Subordination and Attornment. [Intentionally Omitted.]
     3.1.16 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.
     3.1.17 Physical Condition Reports. Lender shall have received Physical Condition Reports with respect to the Property, which reports shall be reasonably satisfactory in form and substance to Lender.
     3.1.18 Management Agreement. Lender shall have received a copy of the Management Agreement which shall be satisfactory in form and substance to Lender.
     3.1.19 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.
     3.1.20 Financial Statements. Lender shall have received statements of income with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Lender.
     3.1.21 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.
     IV. REPRESENTATIONS AND WARRANTIES
     Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:
     4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing in the jurisdiction in which it is organized with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III.
     4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
     4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Principal, or the Property, which actions, suits or proceedings, if determined against Borrower, Principal, or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Principal, or the condition or ownership of the Property.
     4.1.5 Agreements. Except for the Permitted Encumbrances, Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.
     4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property (except for the portion of the real property that is subject to the Ground Lease, in which Borrower has good, marketable and insurable leasehold title) and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
     4.1.7 Solvency. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
     4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect the Property or the business, operations or condition (financial or otherwise) of Borrower.
     4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.
     4.1.10 Compliance. Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
     4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Borrower and the Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as an office building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.
     4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
     4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
     4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and have been accepted by all Governmental Authorities.
     4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
     4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
     4.1.17 Assessments. Except for assessments for the Downtown Improvement District, there are no pending or known proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
     4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Principal have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
     4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
     4.1.21 Use of Property. The Property is used exclusively as an office building and other appurtenant and related uses.

     4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as an office building (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as an office building. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
     4.1.23 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.
     4.1.24 Physical Condition. Except as may be set forth in the Physical Conditions Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     4.1.25 Boundaries. All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.
     4.1.26 Leases. The Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances, concessions or abatements required to be given by Borrower to any tenant have already been received by such tenant and all leasing commissions and tenant improvement obligations under the Leases have been fully satisfied. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as may be disclosed on Schedule I hereto, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. Except as disclosed on Schedule I, no tenant allowances are owed to any tenant and no security deposit is subject to return to any tenant. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements. The representations contained in this Section 4.1.26 shall not apply to any sublease, sub-sublease or similar agreement.
     4.1.27 Survey. The Survey for the Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and does not fail to reflect any material matter affecting the Property or the title thereto.
     4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the State of Georgia.
     4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
     4.1.30 Special Purpose Entity/Separateness.
     (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) any Principal is, shall be and shall continue to be a Special Purpose Entity.
     (b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
     (c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Borrower has complied and will comply with, and Principal has complied and Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower and Principal in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
     4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
     4.1.32 Illegal Activity. No portion of the Property has been or will be purchased by Borrower with proceeds of any illegal activity.
     4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
     4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Principal constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, or Principal, as applicable, with the result that the investment in Borrower or Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, or Principal, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.
     4.1.36 Taxpayer Identification Number. Borrower does not have a separate taxpayer identification number as it is a pass-through entity for tax purposes. The United States taxpayer identification number of Cousins Properties Incorporated, the ultimate owner of Borrower, is 58-0869052.
     4.1.37 OFAC. Borrower, Principal and each and every Person Affiliated with Borrower and/or Principal are (i) in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) not a Prohibited Person; (iii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iv) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (v) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Principal become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower or Principal becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
     4.1.38 Cash Management Accounts. At all times while the Loan is outstanding, Borrower shall establish and maintain accounts required pursuant to the Cash Management Agreement into which Rents and other revenue from the Property are deposited.
     Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
     V. BORROWER COVENANTS
     Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
     5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage, deed to secure debt or deed of trust superior in lien to the Security Instrument; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may reasonably be requested by Lender to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
     5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any deed to secure debt, mortgage or deed of trust superior in lien to the Security Instrument; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.
     5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and Principal which might materially adversely affect Borrower’s or Principal’s condition (financial or otherwise) or business or the Property.
     5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject in each instance to the rights of the tenants under the Leases.
     5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Principal’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
     5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
     5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
     5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.
     5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
     (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
     (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
     (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
     5.1.10 Supplemental Security Instrument Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from the Property as a direct or indirect result of applicable taxes not having been paid with respect to the Property, Borrower shall, on demand, pay any such taxes.
     5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
     (b) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, (i) a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and accompanied by an Officer’s Certificate stating that such items are true, correct, accurate and completely and fairly present the financial condition and results of the operations of Borrower and the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower and (ii) a complete copy of Traded Entity’s consolidated annual financial statements including information relating to the Property audited by an Acceptable Accounting Firm in accordance with GAAP (or such other accounting basis acceptable to Lender) for such Fiscal Year. The statements in clause (i) above shall be audited by an Acceptable Accounting Firm after an Event of Default. Such statements in clause (i) above shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) only after an Event of Default, an unqualified opinion of an Acceptable Accounting Firm, (iii) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (iv) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) a schedule reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow, and (vi) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
     (c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month; and (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables that have been outstanding for more than sixty (60) days. Provided, however, prior to Securitization, Borrower will provide the above-referenced items on or before thirty (30) days after the end of each calendar month.
     (d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s reasonable approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. If Lender fails to provide objections within such 15-day time period, the Annual Budget submitted by Borrower shall be deemed to have been approved by Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget, which approval shall not be unreasonably withheld, delayed or conditioned. If Lender fails to provide objections within such 10-day time period, the revised Annual Budget submitted by Borrower shall be deemed to have been approved by Lender. Until such time that Lender approves or is deemed to have approved a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.
     (e) In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that no approval shall be required for any Extraordinary Expense required to be made in order for Borrower to avoid a default under the Leases.
     (f) If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender and available to Borrower (and not available to Lender), Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender reasonably expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
     (g) All financial data and financial statements provided by Borrower hereunder pursuant to Section 5.1.11(f) hereof shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Sections 5.1.11(f)(ii) above shall be audited by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 5.1.11(f) shall be accompanied by an Officer’s Certificate, which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(g).
     (h) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

     (i) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.1.11(g) hereof, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender reasonably determines to be necessary or appropriate for such compliance.
     (j) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11(j) in connection with the Securitization to such parties requesting such information in connection with such Securitization.
     5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
     5.1.13 Title to the Property. Borrower will warrant and defend (a ) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b ) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
     5.1.14 Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, actually incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
     5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
     (b) Subject to Borrower’s ability to procure same under the Leases without initiating suit, Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender (but in no event containing more information than required to be given by the tenant under its Lease), provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.
     5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
     5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.
     5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a ) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b ) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the Securitization.
     5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b)which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
     5.1.20 Leasing Matters. All Major Leases entered into by Borrower and all modifications, extensions, renewals, surrenders and terminations of Major Leases executed by Borrower after the date hereof shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Lender’s failure to respond to a request from Borrower for such approval within ten (10) Business Days of the later of (i) receipt of such request and (ii) receipt of all information reasonably requested by Lender with respect to the tenant or prospective tenant, shall be deemed Lender’s approval, provided that Borrower delivers to Lender a writing marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE ASSIGNMENT OF LEASES AND RENTS

BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the writing must be marked “PRIORITY” in bold letters. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases that are not subject to currently existing renewal options at fixed rates of rent and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior consent. The covenants contained in this Section 5.1.20 shall not apply to any sublease, sub-sublease or similar agreement. Lender agrees to provide a subordination, non-disturbance and attornment agreement in Lender’s then-current form to a tenant not in default under the terms of its Lease, upon the written request of Borrower.
     5.1.21 Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that any such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed Two Million and 00/100 Dollars ($2,000,000.00) or (c) are performed in connection with the Restoration of the Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed One Million and 00/100 Dollars ($1,000,000.00) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A ) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases or currently held for such alterations or tenant improvements in the Reserve Funds) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. If such security is cash, such cash shall be invested as set forth in Section 7.5(c) hereof and shall be available to Borrower as provided in Section 7.4.2 hereof.
     5.1.22 Management of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) if applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly (i) enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable, and (ii) deliver to Lender an Additional Insolvency Opinion (in form and substance acceptable to Lender) with respect to any Manager or Qualified Manager that is an Affiliate of Borrower.
     (b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
     Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
     5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a

Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.
     (b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
     5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:
(i)	Permitted Encumbrances;

(ii)	Liens created by or permitted pursuant to the Loan Documents; and

(iii)	Liens for Taxes or Other Charges not yet due.
     5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of the Principal, in each case, without obtaining the prior consent of Lender.
     5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
     5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
     5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

     5.2.7 Intentionally Omitted.
     5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
     5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
     (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
     5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.
     (b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20.
     (c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.
     (d) Notwithstanding the provisions of this Section 5.2.10, none of the following transfers shall be deemed to be a Transfer: (i) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, (ii) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, (iii) the sale, transfer or issuance of stock in Cousins Properties Incorporated (the “Traded Entity”) provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange, and (iv) the transfer contemplated by Section 10.24 hereof. In addition, at all times, the Traded Entity must continue to control Borrower and Affiliated Manager and own, directly or indirectly, at least a 51% interest in Borrower and Affiliated Manager.

     (e) Except for the assumption contemplated by Section 10.24 of this Agreement, which is being consummated on or about the date hereof, no further assumption of the Loan shall occur on or before the first anniversary of the first Payment Date. Thereafter, Lender reserves the right to consent to any subsequent assumption, and Lender may condition the consent required hereunder upon (a) intentionally omitted; (b) an assumption of this Agreement, the Note, the Security Instrument and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 9.4 hereof; (c) payment of all of the fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (d) the payment of a non-refundable $5,000 application fee and an assumption fee equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan for each Transfer following the first Transfer after the assumption contemplated by Section 10.24 of this Agreement; (e) the delivery of a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender; (f) the proposed transferee’s continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (g) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (h) intentionally omitted; (i) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; or (j) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer (other than transfers that are deemed not a Transfer pursuant to Subsection 5.2.10(d) above), regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding the foregoing, in connection with an Intercompany Transfer, Lender shall not require (i) payment of the assumption fee contemplated by subsection (d) hereof and (ii) the creditworthiness, reputation and qualifications of a transferee in connection with an Intercompany Transfer shall be deemed to be acceptable to Lender so long as the Traded Entity Controls such transferee and owns, directly or indirectly, at least 51% of the ownership interests of such transferee.
     (f) If as a result of any direct or indirect Transfers of interests in Borrower or any Principal (regardless of whether Lender’s consent is required in connection therewith) more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower or Principal is owned by any Person that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower or Principal as of the Closing Date, Lender shall, as a condition to such Transfer receive a nonconsolidation opinion acceptable to it and the Rating Agencies.
     (g) Anything contained in Section 5.2.10 to the contrary notwithstanding, the Traded Entity shall be permitted, without the consent of Lender, to Transfer its direct and indirect ownership interests in Borrower (but Traded Entity shall not cause or permit Borrower to Transfer the Property) in connection with a merger, consolidation or sale of all or substantially all of the assets of Traded Entity (a “Sale Event”), subject to the following conditions: (i) such Sale Event shall occur as a single transaction and if such Sale Event shall be a sale of substantially all of the Traded Entity’s assets, such merger, consolidation or sale shall be to a single Person, (ii) the Property shall be managed by a Qualified Manager, (iii) Borrower shall deliver an Additional Insolvency Opinion in connection with such Sale Event, (iv) Borrower shall pay all of Lender’s fees and expenses incurred in connection with such Sale Event, (v) the payment of a non-refundable $5,000 application fee and an assumption fee equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan for each Transfer following the first Transfer after the assumption contemplated by Section 10.24 of this Agreement, (vi) the proposed transferee’s continued compliance with the representations and covenants set forth in Section 5.2.9 hereof, (vii) if permitted by law, Lender shall receive not less than thirty (30) days prior notice of such Sale Event and (viii) Borrower shall deliver to Lender confirmation in writing from the Rating Agencies to the effect that such Sale Event will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization.
5.2.11 Ground Lease Provisions
     (a) Borrower will: (i) pay the rent reserved by the Ground Lease as the same becomes due and payable; (ii) promptly perform and observe all of the covenants, agreements, obligations and conditions required to be performed and observed by the Borrower under the Ground Lease, and do all things necessary to preserve and keep unimpaired its rights thereunder; (iii) promptly notify Lender in writing of the commencement of a proceeding under the federal bankruptcy laws by or against Borrower or the ground lessor under the Ground Lease; (iv) if any of the indebtedness secured by the Security Instrument remains unpaid at the time when notice may be given by the Borrower under the Ground Lease of the exercise of any right to renew or extend the term of the Ground Lease, promptly give notice to the ground lessor of the exercise of such right of extension or renewal; (v) in case any proceeds of insurance upon the Property or any part thereof are deposited with any person other than Lender, promptly notify Lender in writing of the name and address of the person with whom such proceeds have been deposited and the amount so deposited; (vi) promptly notify the Lender in writing of the receipt by the Borrower of any notice (other than notices customarily sent on a regular periodic basis) from the ground lessor under the Ground Lease and of any notice noting or claiming any default by the Borrower in the performance or observance of any of the terms, covenants, or conditions on the part of the Borrower to be performed or observed under the Ground Lease; (vii) promptly notify the Lender in writing of the receipt by the Borrower of any notice from the ground lessor of any termination of the Ground Lease pursuant to the provisions of the Ground Lease; (viii) promptly cause a copy of each such notice received by the Borrower from the ground lessor under the Ground Lease to be delivered to the Lender, and (ix) promptly notify Lender in writing of any request made by either party to the Ground Lease to the other party thereto for arbitration or appraisal proceedings pursuant to the Ground Lease, and of the institution of any arbitration or appraisal proceedings and promptly deliver to Lender a copy of the determination of the arbitrators or appraisers in each such proceeding.
     (b) Borrower will not surrender the Ground Lease or Borrower’s leasehold estate and interest therein, nor terminate or cancel the Ground Lease; and will not, without the prior written consent of Lender modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, and as further security for the repayment of the indebtedness hereby secured by the Security Instrument and for the performance of the covenants, agreements, obligations and conditions herein and in the Ground Lease contained, Borrower hereby assigns to Lender all of its rights, privileges and prerogatives as ground lessee under the Ground Lease to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease and any such termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease, without the prior written consent thereto by Lender, shall be void and of no force and effect. Without limiting the generality of the foregoing, Borrower will not reject the Ground Lease pursuant to 11 U.S.C. Section 365(a) or any successor law, or allow the Ground Lease to be deemed rejected by inaction and lapse of time, and will not elect to treat the Ground Lease as terminated by the ground lessor’s rejection of the Ground Lease pursuant to 11 U.S.C. Section 365(h)(1) or any successor law, and as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants, agreements, obligations and conditions herein and in the Ground Lease contained, Borrower hereby assigns to Lender all of its rights, privileges and prerogatives of Borrower and Borrower’s bankruptcy trustee to deal with the Ground Lease, which right may arise as a result of the commencement of a proceeding under the federal bankruptcy laws by or against Borrower or ground lessor under the Ground Lease, including, without limitation, the right to assume or reject, or to compel the assumption or rejection of the Ground Lease pursuant to 11 U.S.C. Section 365(a) or any successor law, the right to seek and obtain extensions of time to assume or reject the Ground Lease, the right to elect whether to treat the Ground Lease as terminated by the ground lessor’s rejection of the Ground Lease or to remain in possession of the Property and offset damages pursuant to 11 U.S.C. Section 365(b)(1) or any successor law; and any exercise of such rights, privileges or prerogatives by Borrower or Borrower’s bankruptcy trustee without the prior written consent thereto by Lender shall be void and of no force and effect. No release or forbearance of any of Borrower’s obligations as ground lessee under the Ground Lease, whether pursuant to the Ground Lease or otherwise, shall release Borrower from any of its obligations under the Security Instrument, including, but not limited to, Borrower’s obligations with respect to the payment of rent as provided for in the Ground Lease and the observance and performance of all of the covenants, agreements, obligations and conditions contained in the Ground Lease to be observed and performed by the ground lessee thereunder. Borrower hereby expressly grants to Lender, and agrees that Lender shall have, the absolute and immediate right (notwithstanding any cure periods applicable to acceleration of the Note or exercise of remedies provided for herein) to enter in and upon the Property or any part thereof, to such extent and as often as Lender, in its sole discretion, deems necessary or desirable in order to prevent or to cure any such default by Borrower under the Ground Lease. Lender may immediately pay and expend such sums of money (notwithstanding any cure periods applicable to acceleration of the Note or exercise of remedies provided for herein) as Lender, in its sole discretion, deems necessary to prevent or cure any such default by Borrower, and Borrower hereby agrees to pay to Lender, immediately and without demand, all such sums so paid and expended by Lender, together with interest thereon from the date of each such payment at the Default Rate as specified in the Note. All sums so paid and expended by Lender, and the interest thereon, shall be added to and be secured by the lien of the Security Instrument. Unless Lender shall otherwise expressly consent in writing, the fee title to the real property demised by the Ground Lease and the leasehold estate thereunder shall not merge, but shall always remain separate and distinct, notwithstanding the union of such estates either in the Borrower or in a third party by purchase or otherwise.

     (c) The Borrower will, within ten (10) days after written demand from the Lender, but not more than once in any twelve-month period, use its reasonable efforts to obtain from the ground lessor under the Ground Lease and deliver to the Lender a certificate stating that such ground lease is in full force and effect, is unmodified, that no notice of termination thereon has been served on the Borrower, stating the date to which the net rent has been paid and stating whether or not there are any defaults thereunder and specifying the nature of such defaults, if any.
     (d) The Borrower will furnish to the Lender, upon demand, proof of payment of all items which are required to be paid by the Borrower pursuant to the Ground Lease.
     VI. INSURANCE; CASUALTY; CONDEMNATION
     Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
     (i) comprehensive all risk insurance on the Improvements and the Personal Property, without any exclusion for the peril of windstorm, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Fifty Thousand and No/100 Dollars ($50,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements to compensate for the loss to the undamaged portion of the Property as well as the demolition and increased cost of construction costs in amounts as requested by Lender if the Property is or becomes “non conforming”, if any of the Improvements or the use of the Property shall at any time constitute legal non conforming structures or uses. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area,” as designated by the Federal Emergency Management Agency or such other applicable federal agency, flood hazard insurance in an amount equal to the maximum amount available under the national flood insurance program and in addition to the maximum available under the national flood program, any excess limits as determined by Lender in its sole and absolute discretion; (y) if the Property is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake or located in an area with a high degree of seismic activity, with a probable maximum loss (“PML”) exceeding fifteen percent (15%), earthquake insurance equal to fifteen percent (15%) of the Full Replacement Cost with a waiver of depreciation of the Property and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Security Instrument to the extent the same is available;
     (iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of twenty-four (24) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable pursuant to this subsection shall be held by Lender and shall be applied first to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note, then to Operating Expenses approved by Lender in its reasonable discretion, with all remaining proceeds payable to Borrower, provided that no Default has occurred and is continuing; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) if the Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in an amount not less than Seventy-Five Million and No/100 Dollars ($75,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence;
     (ix) if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;
     (x) the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism (“Terrorism Coverage”) and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan; provided, however, Borrower shall not be required to pay more than $350,000.00 (the “Terrorism Premium Cap”) in annual premiums to obtain Terrorism Coverage. If the Terrorism Premium Cap is not sufficient to purchase the amount of Terrorism Coverage required by Sections 6.1(a)(i) and (iii) above, then Borrower shall purchase the amount of Terrorism Coverage that is available for the Terrorism Premium Cap. The Terrorism Premium Cap shall be adjusted annually for increases in the CPI Index. “CPI Index” means the Consumer Price

Index published by the Bureau of Labor and Statistics of the United States Department of Labor, U.S. City Average, All Items and Major Group Figures for All Urban Consumers (1982-84=100)l in the event said index is discontinued or irreconcilably changes, then the index to be used shall be that index then published by the United States Bureau of Labor Statistics (or similar federal agency) which most clearly reflects the increase or decrease in consumer prices for the periods in question; and
     (xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
     (b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if it is rating the Securities and one of which will be Moody’s if it is rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency. The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
     (c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).
     (d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
     (e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;
     (iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and
     (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
     (f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, with notice to Borrower within five (5) business days after such action, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.
     Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and, if proceeds of insurance collected upon such Casualty are made available to Borrower, shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of any applicable deductibles. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Except during the pendency of an Event of Default, Lender shall not settle any such negotiations without the Borrower’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. In case any proceeds of insurance upon the Property or any part thereof are deposited with any person other than Lender, Borrower shall promptly notify Lender in writing of the name and address of the person with whom such proceeds have been deposited and the amount so deposited.
     Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If the Property or any portion thereof is taken by a condemning authority and sufficient condemnation proceeds are made available to Borrower, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Except during the pendency of an Event of Default, Lender shall not agree on the amount of any such Condemnation award without the consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.
     Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:
     (a) If the Net Proceeds shall be less than One Million and No/100 Dollars ($1,000,000.00) and the costs of completing the Restoration shall be less than One Million and No/100 Dollars ($1,000,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
     (b) If the Net Proceeds are equal to or greater than One Million and No/100 Dollars ($1,000,000.00) or the costs of completing the Restoration is equal to or greater than One Million and No/100 Dollars ($1,000,000.00), the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
     (i) The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole reasonable discretion that the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;
     (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
     (C) Leases demising in the aggregate a percentage amount equal to or greater than sixty-five percent (65%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;
     (D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
     (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
     (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
     (G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
     (H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
     (I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

     (J) the Debt Service Coverage Ratio, after giving effect to the Restoration, shall be equal to or greater than 1.15 to 1.0;
     (K) the Loan-to-Value Ratio, after giving effect to the Restoration, shall be equal to or less than seventy-five percent (75%);
     (L) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and
     (M) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.
     (ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender and reasonably acceptable to Borrower (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
     (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the

Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.
     (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.
     (d) In the event of foreclosure of the Security Instrument with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
     VII. RESERVE FUNDS
     Section 7.1 Required Repair Funds.
     7.1.1 Deposits of Required Repair Funds. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence of such an Event of Default, Lender, at its option, may apply the Required Repair Funds to completion of the Required Repairs or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule II hereto to perform the Required Repairs multiplied by one hundred ten percent (110%). Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited shall hereinafter be referred to as the “Required Repair Fund.”
     7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from time to time as Borrower incurs costs in making Required Repairs, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Fund unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Fund is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2. So long as Borrower is not in Default, once all Required Repairs have been completed to Lender’s satisfaction, upon written request from Borrower, Lender shall disburse any remaining Required Repair Funds to Borrower.
     Section 7.2 Tax and Insurance Escrow Fund; Waiver.
     7.2.1 Tax and Insurance Escrow. Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full or defeased shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.
     7.2.2 Waiver of Deposit for Insurance Premiums. Notwithstanding anything contained in this Agreement to the contrary, Borrower’s obligation under Section 7.2.1 above with respect to the deposit of Insurance Premiums into the Tax and Insurance Escrow Fund is hereby suspended, provided that:
     (a) No Event of Default shall have occurred or exist; and
     (b) Lender shall have received evidence satisfactory to Lender that Borrower has paid, when due, all Insurance Premiums as and when required by Section 6.1(a) hereof; and
     (c) Borrower shall deliver to Lender copies of all statements of Insurance Premiums as soon as the same are received by Borrower; and
     (d) The Policies at all times comply with the applicable requirements of this Agreement.
     (e) The Policies at all times are blanket policies.
     If at any time any of the above conditions shall be unfulfilled, then, immediately upon notice from Lender, Borrower shall thereafter comply with all of the provisions of Section 7.2.1 of this Agreement (including, without limitation, Borrower’s obligation to make the specified deposits into the Tax and Insurance Escrow Fund).
     Section 7.3 Replacements and Replacement Reserve.
     7.3.1 Deposits to Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date one-twelfth (1/12) of $99,696.96, which is the amount estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

     7.3.2 Disbursements of Replacement Reserve Funds. Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrower, and approved by Lender in its sole reasonable discretion, no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $25,000.00 for which reimbursement is sought.
     7.3.3 Insufficiency of Replacement Reserve Funds. The insufficiency of Replacement Reserve Funds shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
     Section 7.4 Rollover Reserve.
     7.4.1 Deposits to Rollover Reserve Fund. Concurrently with its execution hereof, Borrower shall pay to Lender the sum of $500,000.00 which amount shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. In addition, Borrower shall pay to Lender for deposit with Lender all funds received by Borrower in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions. All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund”. If the amount of cash in the Rollover Reserve Fund drops below $500,000.00 (the “Rollover Fund Cap”), then Borrower shall commence and continue, on each Payment Date, making monthly deposits to the Rollover Reserve Fund in the amount of $25,000.00 until the balance of the Rollover Reserve Fund equals or exceeds the Rollover Fund Cap.
     7.4.2 Withdrawal of Rollover Reserve Funds. Lender shall make disbursements from the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable sole discretion, provided, however, that no approval shall be required for expenses incurred in connection with any Leases that are approved (or deemed to have been approved) by Lender or in connection with Leases for which Lender’s approval is not required. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000.00 for which reimbursement is sought.

     Section 7.5 Reserve Funds, Generally.
     (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. Upon the payment in full of the Loan and the satisfaction of all obligations under the Loan Documents, all amounts in all Reserve Funds shall be refunded to Borrower.
     (b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
     (c) The Required Repair Funds, the Replacement Reserve Fund, the Rollover Reserve Fund and the 2009 Rollover Reserve Fund shall bear interest at the thirty (30) day money market rate offered by the bank used by Lender for escrow deposits, and shall be held and released by Lender, and used by Borrower, in accordance with the terms and conditions of this Agreement. Lender shall be entitled to a servicing fee in the amount of .50% per annum multiplied by the average daily balance on deposit, and Lender is hereby authorized to deduct such servicing fee from the Reserve Funds on deposit on a monthly basis. All interest or other income in connection with the deposit or placement of such funds, less the servicing fee, shall be reported under Borrower’s tax identification number, and shall only be disbursed as set forth in this Agreement.
     (d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established (collectively, “Losses”), excluding Losses resulting from Lender’s gross negligence or willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
     (e) In lieu of depositing the required amount(s) into the Required Repair Funds, the Replacement Reserve Fund, the Rollover Reserve Fund and the 2009 Rollover Reserve Fund, Borrower may cause to be delivered to Lender a Letter of Credit in the stated amount of the total required to be deposited into the applicable Reserve Funds.

     Section 7.6 2009 Rollover Fund.
     7.6.1 Deposits to 2009 Rollover Reserve Fund. Concurrently with its execution hereof, Borrower shall pay to Lender the sum of $500,000.00 which amount shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred by Borrower in connection with the 2009 Leases (the “Initial 2009 Rollover Reserve Funds”). In addition, on the first day of each calendar month after the occurrence of a Trigger Event (as defined in the Cash Management Agreement), Borrower shall deposit with Lender the Cash Flow Escrow Funds (as defined in the Cash Management Agreement). The Initial 2009 Rollover Funds and Cash Flow Escrow Funds so deposited shall be collectively referred to as the “2009 Rollover Reserve Funds”. If not disbursed pursuant to Section 7.6.2 below prior to the satisfaction of the conditions set forth in Section 3.3(e) of the Cash Management Agreement, Lender shall return the Cash Flow Escrow Funds to Borrower upon satisfaction of the conditions set forth in Section 3.3(e) of the Cash Management Agreement. The amount of the Cash Flow Escrow Funds on deposit with Lender in the 2009 Rollover Reserve Fund are not required to exceed $1,500,000.00 (the “Cash Flow Escrow Cap”), provided, however, the Initial 2009 Rollover Reserve Funds shall not apply for purposes of the Cash Flow Escrow Cap. When the amount of the Cash Flow Escrow Funds on deposit with Lender in the 2009 Rollover Reserve Fund equals or exceeds the Cash Flow Escrow Cap, Borrower may cease making monthly deposits to the Cash Flow Escrow Funds.
     7.6.2 Withdrawal of 2009 Rollover Reserve Funds. Lender shall make disbursements from the 2009 Rollover Reserve Funds for the 2009 Leases. All such expenses shall be approved by Lender in its reasonable sole discretion, provided, however, that no approval shall be required for expenses incurred in connection with any Leases that are approved (or deemed to have been approved) by Lender or in connection with Leases for which Lender’s approval is not required. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000.00 for which reimbursement is sought.
     7.6.3 Releases of 2009 Rollover Reserve Funds. Any funds remaining in the 2009 Rollover Reserve Fund after all of the 2009 Leases have been extended or replaced by Leases that comply with Section 5.1.20 hereof shall be refunded to Borrower so long as no Default has occurred, upon the written request of Borrower.

     VIII. DEFAULTS
     Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if any portion of the Debt other than the payment due on the Maturity Date is not paid within five (5) days after the date on which it is due or if payment due on the Maturity Date is not made when due;
     (ii) if any of the Taxes or Other Charges are not paid within five (5) days after notice from Lender that the same are due and payable;
     (iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;
     (iv) if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior consent in violation of the provisions of this Agreement or Article 6 of the Security Instrument;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
     (vi) if Borrower or Principal shall make an assignment for the benefit of creditors;
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower or Principal, or if Borrower or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Principal, upon the same not being discharged, stayed or dismissed within ninety (90) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 hereof , or breaches any covenant contained in Section 5.1.11 hereof which is not cured within fifteen (15) days after receiving written notice from Lender of such breach;

     (x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
     (xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xii) if (A) a material default has occurred and continues beyond any applicable cure period under the Management Agreement, (or any Replacement Management Agreement) and (B) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);
     (xiii) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;
     (xiv) if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days;
     (xv) if Borrower shall fail to observe or perform any term, covenant, condition or agreement in the Ground Lease beyond any cure period contained therein, or if the Ground Lease shall be cancelled or terminated for any reason; or
     (xvi) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
     (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that

Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
     Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been fully foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
     (b) Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
     (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of

Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
     Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
     IX. SPECIAL PROVISIONS
     Section 9.1 Sale of Notes and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:
     (a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

     (b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, the Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;
     (c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, the Principal and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;
     (d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;
     (e) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, the Principal and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;
     (f) execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same weighted average coupon of the original note [including amortization], but such new notes or modified note may be at an interest rate and amortization which differ from the original note, provided that the aggregate of monthly payments due under such notes shall equal the Monthly Debt Service Amount and shall be due on the dates due under the original note) and reasonably modify the Cash Management Agreement with respect to the newly created components, such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan;
     (g) if requested by Lender, review any information regarding the Property, Borrower, Principal, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and
     (h) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

     All third party costs of counsel, professionals and consultants retained by Borrower at Borrower’s sole option in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Borrower.
     Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
     (b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instruments,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact (if such is the case) or, if such is the case, omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, JPM (whether or not it is the Lender), any Affiliate of JPM that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPM that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

     Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.
     (c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Provided Information or other Covered Disclosure Information that Indemnifying Persons were provided the opportunity to review and did not object to, or the omission or alleged omission to state in the Provided Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.
     (d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

     (e) Without the prior consent of JPM (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given JPM reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).
     (f) [INTENTIONALLY OMITTED.]
     (g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.
     (h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
     (i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
     Section 9.3 Intentionally Omitted.
     Section 9.4 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, and/or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower solely in order to fully realize the security granted by the Security Instrument (and not to pursue or realize upon the personal liability of Borrower or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) the misappropriation of Rents or application of Rents other than as allowed pursuant to this Agreement;
     (ii) the misappropriation of Insurance Proceeds or any Award or the application of Insurance Proceeds or any Award other than as allowed by this Agreement;
     (iii) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;
     (iv) any act of active, intentional and material actual waste or arson of the Property by Borrower, any principal, affiliate, general partner or member thereof;
     (v) any fees or commissions paid by Borrower to any principal, affiliate, general partner or member of Borrower in violation of the terms of this Agreement or the other Loan Documents;
     (vi) any breach of the Environmental Indemnity; or
     (vii) any default of Borrower under the Ground Lease.
     Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower and the limitations on the liability of Borrower set forth above in this Section 9.4 shall be NULL and VOID in the event: (1) of any fraud, willful misconduct or intentional material misrepresentation by Borrower, its general partners, if any, its members, if any, its principals, its Affiliates, or its employees in connection with the Loan, (2) of any breach or default under Section 5.2.10 or Section 4.1.30 (a) of this Agreement or (3) the Property or any part thereof becomes an asset in a voluntary bankruptcy or voluntary insolvency proceeding.

     Section 9.5 Matters Concerning Manager. If an Event of Default occurs and is continuing, (c) the Manager shall become bankrupt or insolvent or (d) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.
     Section 9.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.
     X. MISCELLANEOUS
     Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and permitted assigns of Lender.
     Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.
     Section 10.3 Governing Law.
     (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL (EXCEPT AS PROVIDED BELOW) BE GOVERNED BY,

AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION) ) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT (I) AS OTHERWISE EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, AND (II) THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE DEBTOR IS ORGANIZED OR THE APPLICABLE REAL PROPERTY OR FIXTURES ARE LOCATED, AS APPLICABLE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF THE STATE OF SUCH ORGANIZATION OR PROPERTY LOCATION, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER, THIS GOVERNING LAW ELECTION HAS BEEN MADE BY THE BORROWER AND LENDER IN RELIANCE (AT LEAST IN PART) ON SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AS AMENDED (AS AND TO THE EXTENT APPLICABLE), AND OTHER APPLICABLE LAW. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PRECEDING CONSENTS TO JURISDICTION AND VENUE HAVE BEEN MADE BY THE BORROWER AND LENDER IN RELIANCE (AT LEAST IN PART) ON SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AS AMENDED (AS AND TO THE EXTENT APPLICABLE), AND OTHER APPLICABLE LAW. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Mitchel A. Hill
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be contained or approved in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
     Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
c/o Centerline Servicing, Inc.
5221 North O’Connor Blvd.
Suite 600
Irving, Texas 75039
Attention: Wesley Wolf
Senior Vice President, Asset Management

With a copy to:	Stites & Harbison, PLLC
400 West Market Street
Suite 1800
Louisville, Kentucky 40202
Attention: Barry A. Hines, Esq.

If to Borrower:	Cousins Properties, Incorporated
191 Peachtree Street, NE, Suite 3600
Atlanta, Georgia 30303
Attention: Corporate Secretary

with a copy to:	Troutman Sanders LLP
600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308
Attention: James W. Addison, Esq.
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day. Items received after the close of normal business hours or on any non Business Day shall be deemed to have been delivered on the next succeeding Business Day. Refusal to accept delivery of any item shall be deemed to be receipt of such item by the refusing party.
     Section 10.7 Trial by Jury.
     BORROWER AND LENDER EACH HEREBY AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN

DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
     Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 10.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 10.11 Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
     Section 10.12 Remedies of Borrower. [Intentionally Omitted.]
     Section 10.13 Expenses; Indemnity.
     (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this

Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date where so specified in this Agreement or the other Loan Documents; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any reasonable requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account, after Borrower’s failure to pay Lender within ten (10) days following written demand delivered to Borrower together with satisfactory evidence of Lender’s expenditures.
     (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
     (c) Borrower covenants and agrees, if Borrower has made a request that requires the review of a Rating Agency, to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document a and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
     Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 10.15 Offsets, Counterclaims and Defenses. [Intentionally Omitted.]
     Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
     (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
     (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPM, or any of their Affiliates shall be subject to the prior approval of Lender and (other than in connection with the securitization of the Loan) of Borrower if reference is made to the Property, Borrower, Principal or any of their respective Affiliates, in each case except for such filings with Governmental Authorities as may be required by applicable Legal Requirements.
     Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property and agrees not to assert any right under any laws pertaining to the marshalling of assets, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
     Section 10.19 Waiver of Counterclaim. [Intentionally Omitted.]
     Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
     Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured and representatives of Lender. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
     Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Summary of Indicative Terms and Conditions dated July 31, 2007 (as amended) between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
     Section 10.23 Mezzanine Loan.
     (a) Notwithstanding anything herein to the contrary, subject to satisfaction of the Mezzanine Loan Criteria (hereinafter defined), the Borrower shall have the one (1) time right to pledge all or a portion of the membership interests in Borrower (the “Mezzanine Borrower”) to secure a mezzanine loan (the “Mezzanine Loan”). “Mezzanine Loan Criteria” shall mean:

     (i) Lender shall have reasonably approved (A) the terms of the Mezzanine Loan (including, without limitation, the maturity date of the Mezzanine Loan, which shall be coterminous with the Maturity Date) and (B) the documents and instruments in connection with the Mezzanine Loan (the “Mezzanine Loan Documents”);
     (ii) The lender providing the Mezzanine Loan (the “Mezzanine Lender”) must be approved by Lender, such approval not to be unreasonably conditioned, delayed or denied;
     (iii) The Mezzanine Lender and Lender shall have entered into an intercreditor agreement, in form and substance satisfactory to Lender in its reasonable discretion;
     (iv) The aggregate Debt Service Coverage Ratio (including the Loan and the Mezzanine Loan) shall be no less than 1.15:1;
     (v) The aggregate Loan To Value Ratio (including the Loan and Mezzanine Loan), as established by Appraisal conducted after Borrower requests Lender’s approval of the Mezzanine Loan (at Borrower’s expense), is no greater than eighty-five percent (85%);
     (vi) No Event of Default, nor any event which with notice or the passage of time or both would constitute an Event of Default, shall have occurred and be then continuing under any of the Loan Documents;
     (vii) Lender shall have received (aa) evidence satisfactory to Lender that the Mezzanine Loan shall have no adverse effect on the bankruptcy remote status of Borrower under the requirements of any Rating Agency for the Securities and (bb) a legal opinion regarding substantive consolidation issues;
     (viii) Delivery to Lender of all items reasonably required by Lender in connection with Lender’s evaluation of approval of the Mezzanine Loan, all of which must be reasonably acceptable in form and substance to Lender, including, without limitation, current rent rolls, operating statements and financial statements;
     (ix) Lender shall have determined that there has been no material adverse change in the condition, financial, physical or otherwise, of the Property or Borrower since the date hereof;
     (x) Payment by Borrower of all reasonable costs and expenses, including legal fees incurred by Lender in connection with the Mezzanine Loan. Borrower shall pay a deposit of $15,000 (the “Expense Deposit”) toward such costs and expenses at the time Borrower requests Lender’s approval of the Mezzanine Loan. If Lender determines that the conditions set forth herein have not been satisfied, the deposit less Lender’s actual costs and expenses shall be returned to Borrower. If the actual costs and expenses are greater than the Expense Deposit, Borrower shall pay the difference to Lender; and
     (xi) Each Rating Agency shall have delivered written confirmation that any rating issued by such Rating Agency in connection with the securitization of any Securities will not, as a result of the proposed Mezzanine Loan, be downgraded from the then current ratings thereof, qualified or withdrawn.
     Section 10.24 Loan Assumption. The parties hereto agree and acknowledge that (i) the Loan will initially be made by Lender to Cousins Properties Incorporated (for purposes of this Section 10.24 only, “Old Borrower”) and (ii) on the Closing Date, immediately after funding of the Loan, the Loan will be assumed by 250 Williams Street LLC, a Georgia limited liability company (the “New Borrower”) pursuant to a Loan Assignment Assumption and Release Agreement of even date herewith (the “Assumption Agreement”) by and among Old Borrower, New Borrower and Lender. Therefore, notwithstanding anything to the contrary set forth herein, (i) the indemnities set forth in the Loan Documents and the representations and warranties set forth in Article IV hereof and in any other Loan Document shall be made by and apply only to New Borrower, (ii) any non-compliance by Old Borrower with respect to any representation, warranty or covenant set forth herein or in any other Loan Document shall not be a default or Event of Default hereunder and (iii) any default or Event of Default under this Agreement or under any other Loan Document that exists solely as a result of Old Borrower acting as Borrower under the Loan is and shall be waived and deemed fully cured immediately upon the execution and delivery to Lender of the Assumption Agreement.
[NO FURTHER TEXT ON THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

COUSINS PROPERTIES INCORPORATED, a Georgia corporation
By:	/s/ Craig B. Jones
Name:	Craig B. Jones
Title:	Executive Vice President

JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America
By:	/s/ Anne Marie Garavaglia
Name:	Anne Marie Garavaglia
Title:	Vice President

Loan Agreement

SCHEDULE I
(Rent Roll)

SCH. I-1

SCHEDULE II
(Required Repairs Deadlines For Completion)

Required Repair	Deadline for Completion	Amount Reserved
Repair cracks in parking Garage as noted in the Physical Conditions Report.	Ninety (90) days after the Closing Date	$6,250.00

SCH. II-1

SCHEDULE III
(Organizational Structure)

SCH. III-1